Exhibit 99.1

Press Release

CONTACT:

Michael C. Massi

Investor Relations

Tel: (813) 313-1786

Investorrelations@cott.com

COTT REPORTS SECOND QUARTER 2013 RESULTS AND DECLARES DIVIDEND

(Unless stated otherwise, all second quarter 2013 comparisons are relative to the second quarter of 2012; all information is in U.S. dollars. Certain terms used in this press release are defined below.)

TORONTO, ON and TAMPA, FL – August 1, 2013 – Cott Corporation (NYSE:COT; TSX:BCB) today announced its results for the second quarter ended June 29, 2013 and the declaration of a quarterly dividend of CAD$0.06 per common share.

Second Quarter 2013 Results

•	Company returned approximately $17 million to shareholders through dividends and share repurchases.

•	Revenue of $564 million was lower by 10% (9% excluding the impact of foreign exchange) compared to $626 million.

•	Gross profit as a percentage of revenue was 13.6% compared to 14.7%.

•	Selling, general and administrative (“SG&A”) expenses of $42 million were lower by 15% compared to $49 million.

•

Adjusted net income and adjusted earnings per diluted share were $20 million and $0.20, respectively, compared to $26 million and $0.27 in the prior year, respectively. Reported net income and earnings per diluted share were $17 million and $0.17, respectively, compared to $25 million and $0.26 in the prior year, respectively.

•	Adjusted EBITDA was $61 million compared to $68 million. Reported EBITDA was $58 million compared to $67 million.

•	Free cash flow increased 6% to $20 million arising from $34 million of net cash provided by operating activities less $14 million of capital expenditures.

“Our second quarter results continued to reflect the same challenging market and operating trends that impacted our volume and revenue performance in the first quarter,” commented Jerry Fowden, Cott’s Chief Executive Officer. “During the quarter, we continued with our 4 C’s approach and announced various SG&A reduction initiatives in line with our low cost philosophy. As part of our capital

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deployment strategy, we also repurchased approximately $6 million of outstanding shares and approved a quarterly dividend of CAD$0.06. As we look to the second half of the year, we currently expect our top and bottom line performance trends to improve compared to the first half,” continued Mr. Fowden.

SECOND QUARTER 2013 PERFORMANCE SUMMARY

•

Total filled beverage case volume (excluding concentrate sales) was 212 million cases compared to 240 million cases. The volume decline was due primarily to lower case pack water sales in North America, the general market decline in the North American carbonated soft drink (“CSD”) category, increased promotional activity from the national brands in North America, and poor weather in the United Kingdom and Canada.

•

Revenue was lower by 10% (9% excluding the impact of foreign exchange) at $564 million. The revenue decline was due primarily to lower global volumes slightly offset by an increase in average price per case on a global basis.

•	Gross profit as a percentage of revenue was 13.6% compared to 14.7%. The gross margin reduction was due primarily to lower global volumes which resulted in unfavorable fixed cost absorption.

•

SG&A expenses were lower by 15% at $42 million compared to $49 million. The decrease in SG&A was due primarily to lower employee-related costs compared to a higher annual incentive accrual in the prior year, lower legal expenses and reduced costs associated with our information technology strategy.

•	Income before income taxes was $20 million compared to $30 million.

•	Income tax expense was $2 million compared to $4 million.

•

Adjusted net income and adjusted earnings per diluted share were $20 million and $0.20, respectively, compared to $26 million and $0.27 in the prior year, respectively. Reported net income and earnings per diluted share were $17 million and $0.17, respectively, compared to $25 million and $0.26 in the prior year, respectively.

•	Adjusted EBITDA was $61 million compared to $68 million. Reported EBITDA was $58 million compared to $67 million.

•	Free cash flow increased 6% to $20 million arising from $34 million of net cash provided by operating activities less $14 million of capital expenditures.

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SECOND QUARTER 2013 REPORTING SEGMENT HIGHLIGHTS

•

North America filled beverage case volume was 157 million cases compared to 182 million cases and revenue was lower by 12% at $418 million due primarily to lower case pack water sales, the general market decline in the North American CSD category, increased promotional activity from the national brands and poor weather during the quarter, particularly in Canada.

•

United Kingdom / Europe (“U.K.”) filled beverage case volume was 50 million cases compared to 52 million cases. Revenue was lower by 3% (flat excluding the impact of foreign exchange) at $128 million. On a currency neutral basis, the U.K. had favorable product mix.

•

Mexico filled beverage case volume was 5 million cases compared to 7 million cases. Revenue was lower by 25% (30% excluding the impact of foreign exchange) at $8 million due primarily to the exiting of low gross margin business.

•	RCI concentrate volume was 67 million cases compared to 72 million cases. Revenue increased 20% to $10 million as a result of business wins and an increase in average price per case.

Share Repurchase Program

We repurchased approximately 700,000 shares at an average price of $7.99 totaling approximately $6 million during the second quarter in accordance with our share repurchase program.

Our share repurchase program is subject to compliance with the annual limits established by the Toronto Stock Exchange, for up to 5% of Cott’s outstanding common shares over a 12-month period commencing on May 22, 2013. Cott’s common shares may be purchased under the program in open market transactions and privately negotiated repurchases through either a 10b5-1 automatic trading plan or at management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations.

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There can be no assurance as to the precise number of shares, if any, that will be repurchased under the share repurchase program, or the aggregate dollar amount of the shares actually purchased. Cott may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to the share repurchase program will be cancelled.

Declaration of Dividend

Cott has declared a dividend of CAD$0.06 per common share, payable in cash on September 11, 2013 to shareowners of record at the close of business on August 29, 2013.

Cott intends to pay a regular quarterly dividend on its common shares subject to, among other things, the best interests of its shareowners, Cott’s results of operations, cash balances and future cash requirements, financial condition, statutory regulations and covenants set forth in Cott’s asset-based credit lending facility and indentures governing the Senior Notes due in 2017 and Senior Notes due in 2018, as well as other factors that the Board of Directors may deem relevant from time to time.

Second Quarter Results Conference Call

Cott Corporation will host a conference call today, August 1, 2013, at 10:00 a.m. EDT, to discuss second quarter results, which can be accessed as follows:

North America: (877) 407-8031

International: (201) 689-8031

A live audio webcast will be available through Cott’s website at http://www.cott.com. The earnings conference call will be recorded and archived for playback on the investor relations section of the website for a period of two weeks following the event.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy products, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to over 50 countries around the world.

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Defined Terms

Certain defined terms used in this press release include the following. “GAAP” means U.S. generally accepted accounting principles. “Total filled beverage case volume” means 24 eight ounce equivalent servings per case. “Adjusted Net Income (Loss)” means GAAP earnings (loss) excluding purchase accounting adjustments, integration expenses, restructuring expenses and asset impairments. “Adjusted Diluted Earnings Per Share” means Adjusted Net Income divided by diluted weighted average outstanding shares. “EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization. “Adjusted EBITDA” means GAAP earnings (loss) before interest, taxes, depreciation and amortization, excluding purchase accounting adjustments, integration expenses, restructuring expenses and asset impairments. See the accompanying reconciliations of these non-GAAP measures to the corresponding GAAP measures, as well as the “Non-GAAP Measures” paragraph below.

Non-GAAP Measures

To supplement its reporting of financial measures determined in accordance with GAAP, Cott utilizes certain non-GAAP financial measures. Cott excludes from GAAP revenue the impact of foreign exchange to separate the impact of currency exchange rate changes from Cott’s results of operations. Cott utilizes Adjusted Net Income, Adjusted Diluted Earnings Per Share, EBITDA and Adjusted EBITDA to separate the impact of certain items from the underlying business. Because Cott uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Cott’s underlying business performance and the performance of its management. Additionally, Cott supplements its reporting of net cash provided by operating activities determined in accordance with GAAP by excluding capital expenditures to present free cash flow, which management believes provides useful information to investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, paying dividends, and strengthening the balance sheet. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Cott’s financial statements prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 conveying management’s expectations as to the future based on plans, estimates and projections at the time Cott makes the statements. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The

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forward-looking statements contained in this press release include, but are not limited to, statements related to the declaration of future dividends, the amount of shares that may be repurchased under the share repurchase program, future financial and operating trends and results and related matters. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate.

Factors that could cause actual results to differ materially from those described in this press release include, among others: Cott’s ability to compete successfully; changes in consumer tastes and preferences for existing products and Cott’s ability to develop and timely launch new products that appeal to such changing consumer tastes and preferences; a loss of or reduction in business with key customers, particularly Walmart; fluctuations in commodity prices and Cott’s ability to pass on increased costs to its customers, and the impact of those increased prices on Cott’s volumes; Cott’s ability to manage its operations successfully; currency fluctuations that adversely affect the exchange between the U.S. dollar and the British pound sterling, the Euro, the Canadian dollar, the Mexican peso and other currencies; Cott’s ability to maintain favorable arrangements and relationships with its suppliers; the significant amount of Cott’s outstanding debt and Cott’s ability to meet its obligations under its debt agreements; Cott’s ability to maintain compliance with the covenants and conditions under its debt agreements; fluctuations in interest rates; credit rating changes; the impact of global financial events on Cott’s financial results; Cott’s ability to fully realize the expected cost savings and/or operating efficiencies from its restructuring activities; any disruption to production at Cott’s beverage concentrates or other manufacturing facilities; Cott’s ability to protect its intellectual property; compliance with product health and safety standards; liability for injury or illness caused by the consumption of contaminated products; liability and damage to Cott’s reputation as a result of litigation or legal proceedings; changes in the legal and regulatory environment in which Cott operates; the impact of proposed taxes on soda and other sugary drinks; enforcement of compliance with the Ontario Environmental Protection Act; unseasonably cold or wet weather, which could reduce the demand for Cott’s beverages; the impact of national, regional and global events, including those of a political, economic, business and competitive nature; Cott’s ability to recruit, retain, and integrate new management; Cott’s exposure to intangible asset risk; Cott’s ability to renew its collective bargaining agreements on satisfactory terms; disruptions in Cott’s information systems; compliance with product health and safety standards; and the volatility of Cott’s stock price.

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The foregoing list of factors is not exhaustive. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and its quarterly reports on Form 10-Q, as well as other periodic reports filed with the securities commissions. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

Website: www.cott.com

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COTT CORPORATION	EXHIBIT 1
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions of U.S. dollars, except share and per share amounts, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenue, net	$563.8	$625.8	$1,069.2	$1,149.6
Cost of sales	487.2	533.5	936.2	993.9

Gross profit	76.6	92.3	133.0	155.7

Selling, general and administrative expenses	41.7	48.8	83.0	90.6
Loss on disposal of property, plant & equipment	0.3	0.3	0.3	0.9
Restructuring	2.0	—	2.0	—

Operating income	32.6	43.2	47.7	64.2

Other (income) expense, net	—	(0.5)	0.3	(0.7)
Interest expense, net	12.8	13.5	26.1	27.5

Income before income taxes	19.8	30.2	21.3	37.4

Income tax expense	1.7	3.9	2.2	4.3

Net income	$18.1	$26.3	$19.1	$33.1

Less: Net income attributable to non-controlling interests	1.6	1.2	2.6	2.1

Net income attributed to Cott Corporation	$16.5	$25.1	$16.5	$31.0

Net income per common share attributed to Cott Corporation
Basic	$0.17	$0.27	$0.17	$0.33
Diluted	$0.17	$0.26	$0.17	$0.32

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	95.2	94.5	95.3	94.4
Diluted	96.0	95.5	96.0	95.5

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COTT CORPORATION	EXHIBIT 2
CONSOLIDATED BALANCE SHEETS
(in millions of U.S. dollars, except share amounts, U.S. GAAP)
Unaudited

	June 29, 2013	December 29, 2012
ASSETS
Current assets
Cash & cash equivalents	$66.8	$179.4
Accounts receivable, net of allowance of $6.1 ($6.8 as of December 29, 2012)	266.7	199.4
Income taxes recoverable	0.8	1.2
Inventories	240.0	224.8
Prepaid expenses and other assets	22.7	20.3

Total current assets	597.0	625.1

Property, plant & equipment, net	492.2	490.9
Goodwill	139.4	130.3
Intangibles and other assets, net	313.6	315.4
Deferred income taxes	2.7	3.3
Other tax receivable	1.2	0.9

Total assets	$1,546.1	$1,565.9

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$2.6	$1.9
Accounts payable and accrued liabilities	264.6	287.7

Total current liabilities	267.2	289.6

Long-term debt	602.1	601.8
Deferred income taxes	44.4	39.1
Other long-term liabilities	23.8	12.5

Total liabilities	937.5	943.0

Equity
Capital stock, no par - 94,773,326 (December 29, 2012 - 95,371,484) shares issued	394.9	397.8
Additional paid-in-capital	42.9	40.4
Retained earnings	188.7	186.0
Accumulated other comprehensive loss	(28.8)	(12.4)

Total Cott Corporation equity	597.7	611.8
Non-controlling interests	10.9	11.1

Total equity	608.6	622.9

Total liabilities and equity	$1,546.1	$1,565.9

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COTT CORPORATION	EXHIBIT 3
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions of U.S. dollars, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Operating Activities
Net income	$18.1	$26.3	$19.1	$33.1
Depreciation & amortization	24.9	23.7	49.6	47.5
Amortization of financing fees	0.8	0.9	1.5	2.1
Share-based compensation expense	1.8	1.4	2.5	2.2
Increase in deferred income taxes	1.6	4.0	1.6	4.0
Gain on bargain purchase	—	(0.9)	—	(0.9)
Loss on disposal of property, plant & equipment	0.3	0.3	0.3	0.9
Other non-cash items	(0.1)	1.0	0.2	0.6
Change in operating assets and liabilities, net of acquisition:
Accounts receivable	(29.6)	(31.3)	(57.8)	(51.8)
Inventories	2.4	(6.5)	(10.8)	(23.0)
Prepaid expenses and other assets	(1.4)	(4.1)	(2.0)	(5.9)
Other assets	—	(0.1)	(0.1)	0.9
Accounts payable and accrued liabilities	15.2	22.1	(28.9)	(16.3)
Income taxes recoverable	0.1	1.3	0.3	1.6

Net cash provided by (used in) operating activities	34.1	38.1	(24.5)	(5.0)

Investing Activities
Acquisition, net of cash acquired	(6.5)	—	(6.5)	(5.0)
Additions to property, plant & equipment	(14.6)	(19.7)	(34.5)	(37.4)
Additions to intangibles and other assets	(1.7)	(1.0)	(1.9)	(3.7)
Proceeds from sale of assets held for sale	—	1.0	—	1.0
Proceeds from insurance recoveries	—	—	0.4	—

Net cash used in investing activities	(22.8)	(19.7)	(42.5)	(45.1)

Financing Activities
Payments of long-term debt	(19.1)	(1.4)	(19.6)	(2.6)
Borrowings under ABL	—	17.5	—	24.5
Payments under ABL	—	(17.5)	—	(24.5)
Distributions to non-controlling interests	(0.7)	(0.3)	(2.8)	(1.4)
Common shares repurchased and cancelled	(5.5)	(0.3)	(8.4)	(0.3)
Dividends to shareholders	(11.2)	—	(11.2)	—

Net cash used in financing activities	(36.5)	(2.0)	(42.0)	(4.3)

Effect of exchange rate changes on cash	(1.0)	(0.9)	(3.6)	0.6

Net increase (decrease) in cash & cash equivalents	(26.2)	15.5	(112.6)	(53.8)

Cash & cash equivalents, beginning of period	93.0	31.6	179.4	100.9

Cash & cash equivalents, end of period	$66.8	$47.1	$66.8	$47.1

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COTT CORPORATION	EXHIBIT 4
SEGMENT INFORMATION
(in millions of U.S. dollars or 8 oz equivalent cases, U.S. GAAP)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Revenue
North America	$418.1	$475.7	$811.3	$883.8
United Kingdom	127.9	131.5	225.3	230.7
Mexico	7.7	10.2	15.1	19.3
RCI	10.1	8.4	17.5	15.8

	$563.8	$625.8	$1,069.2	$1,149.6

Operating income (loss)
North America	$20.9	$31.2	$34.7	$48.5
United Kingdom	9.1	10.5	9.1	13.7
Mexico	0.3	(0.9)	(0.4)	(2.2)
RCI	2.3	2.4	4.3	4.2

	$32.6	$43.2	$47.7	$64.2

Volume - 8 oz equivalent cases - Total Beverage (including concentrate)
North America	175.0	204.2	347.6	383.8
United Kingdom	54.4	55.7	98.9	100.6
Mexico	4.8	6.7	9.7	12.6
RCI	67.2	71.7	130.7	142.7

	301.4	338.3	586.9	639.7

Volume - 8 oz equivalent cases - Filled Beverage
North America	156.5	181.9	304.5	338.3
United Kingdom	50.0	51.7	90.1	92.6
Mexico	4.8	6.7	9.7	12.6
RCI	0.3	—	0.5	—

	211.6	240.3	404.8	443.5

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COTT CORPORATION	EXHIBIT 5
SUPPLEMENTARY INFORMATION - NON-GAAP - Analysis of Revenue by Reporting Segment
Unaudited

	For the Three Months Ended
(in millions of U.S. dollars, except percentage amounts)	June 29, 2013
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(62.0)	$(57.6)	$(3.6)	$(2.5)	$1.7
Impact of foreign exchange[2]	3.9	0.8	3.7	(0.6)	—

Change excluding foreign exchange	$(58.1)	$(56.8)	$0.1	$(3.1)	$1.7

Percentage change in revenue	-9.9%	-12.1%	-2.7%	-24.5%	20.2%

Percentage change in revenue excluding foreign exchange	-9.3%	-11.9%	0.1%	-30.4%	20.2%

	For the Six Months Ended
(in millions of U.S. dollars, except percentage amounts)	June 29, 2013
	Cott[1]	North America	United Kingdom	Mexico	RCI
Change in revenue	$(80.4)	$(72.5)	$(5.4)	$(4.2)	$1.7
Impact of foreign exchange[2]	4.5	0.9	4.4	(0.8)	—

Change excluding foreign exchange	$(75.9)	$(71.6)	$(1.0)	$(5.0)	$1.7

Percentage change in revenue	-7.0%	-8.2%	-2.3%	-21.8%	10.8%

Percentage change in revenue excluding foreign exchange	-6.6%	-8.1%	-0.4%	-25.9%	10.8%

[1]	Cott includes the following reporting segments: North America, United Kingdom, Mexico and RCI.
[2]

Impact of foreign exchange is the difference between the current year’s revenue translated utilizing the current year’s average foreign exchange rates less the current year’s revenue translated utilizing the prior year’s average foreign exchange rates.

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COTT CORPORATION	EXHIBIT 6
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION & AMORTIZATION (EBITDA)
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net income attributed to Cott Corporation	$16.5	$25.1	$16.5	$31.0
Interest expense, net	12.8	13.5	26.1	27.5
Income tax expense	1.7	3.9	2.2	4.3
Depreciation & amortization	24.9	23.7	49.6	47.5
Net income attributable to non-controlling interests	1.6	1.2	2.6	2.1

EBITDA	$57.5	$67.4	$97.0	$112.4

Restructuring	2.0	—	2.0	—

Acquisition adjustments
Inventory step-up	0.3	—	0.3	—
Acquisition costs	0.9	—	1.5	—
Integration costs	—	0.8	—	1.8

Adjusted EBITDA	$60.7	$68.2	$100.8	$114.2

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COTT CORPORATION	EXHIBIT 7
SUPPLEMENTARY INFORMATION - NON-GAAP - FREE CASH FLOW
(in millions of U.S. dollars)
Unaudited

	For the Three Months Ended
	June 29, 2013	June 30, 2012
Net cash provided by operating activities	$34.1	$38.1
Less: Capital expenditures	(14.6)	(19.7)

Free Cash Flow	$19.5	$18.4

	For the Six Months Ended
	June 29, 2013	June 30, 2012
Net cash used in operating activities	$(24.5)	$(5.0)
Less: Capital expenditures	(34.5)	(37.4)

Free Cash Flow	$(59.0)	$(42.4)

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COTT CORPORATION	EXHIBIT 8
SUPPLEMENTARY INFORMATION - NON-GAAP - EARNINGS PER DILUTED SHARE (EPS)
(in millions of U.S. dollars, except share and per share amounts)
Unaudited

	For the Three Months Ended		For the Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net income attributed to Cott Corporation	$16.5	$25.1	$16.5	$31.0

Restructuring, net of tax	1.9	—	1.9	—

Acquisition adjustments, net of tax
Inventory step-up	0.3	—	0.3	—
Acquisition costs	0.8	—	1.3	—
Integration costs	—	0.8	—	1.8

Adjusted net income attributed to Cott Corporation	$19.5	$25.9	$20.0	$32.8

Adjusted net income per common share attributed to Cott Corporation
Basic	$0.20	$0.27	$0.21	$0.35
Diluted	$0.20	$0.27	$0.21	$0.34

Weighted average outstanding shares (millions) attributed to Cott Corporation
Basic	95.2	94.5	95.3	94.4
Diluted	96.0	95.5	96.0	95.5